UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Tuesday, May 9, 2017 at 10:30 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1. To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To approve, in a non-binding, advisory vote, the frequency of an advisory vote on the compensation of the Company’s named executive officers.

4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

5. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 16, 2017, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

March 30, 2017

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

March 30, 2017

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Tuesday, May 9, 2017, at 10:30 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on March 16, 2017 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 200,181,081 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 9, 2017

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To approve, in a non-binding, advisory vote, the frequency of an advisory vote on the compensation of the Company’s named executive officers.

4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The Board recommends that you vote FOR the Proposal Nos. 1, 2 and 4 and for ONE year on Proposal No. 3.

On or about March 30, 2017, the Company mailed to its shareholders of record as of March 16, 2017 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on March 30, 2017, the Company began mailing printed copies of these proxy materials to shareholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing a proxy on the Internet at the address listed on the proxy card or notice,

2. by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2018 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, six of whom are independent directors. Each director is elected annually for a one-year term. The terms of the directors expire at the 2017 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2018 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board of Ms. Johnson and each of Messrs. Bradley, Christman, Gillis, Guertin, Jagiela, Tufano and Vallee.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which the nominee serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
Michael A. Bradley	2004

Mr. Bradley, 68, served as the Company’s Chief Executive Officer from May 2004 until February 2014. He was President of Teradyne from May 2003 until January 2013, President of the Semiconductor Test Division from April 2001 until May 2003 and Chief Financial Officer from July 1999 until April 2001. From 1992 until 2001, he held various Vice President positions at Teradyne. Mr. Bradley has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001 and of Avnet, Inc. since November 2012.

Mr. Bradley contributes valuable institutional knowledge and executive experience from his 38 years with Teradyne, including 10 years as Chief Executive Officer.

Daniel W. Christman	2010

Mr. Christman, 73, has served as Senior Counselor to the President of the U.S. Chamber of Commerce since 2009 and as Senior Vice President of International Affairs at the Chamber from 2003 until 2009. In 2001, he retired in the grade of Lieutenant General after a career in the United States Army that spanned more than 36 years. Immediately prior to his retirement, Mr. Christman was the Superintendent of the United States Military Academy at West Point from 1996 to 2001. From 1994 to 1996, he served as Assistant to the Chairman of the Joint Chiefs of Staff of the United States. Mr. Christman has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001. Mr. Christman was a director of the United Services Automobile Association from 1995 to November 2010 and a director of Ultralife Batteries, Inc. from 2001 to March 2010 where he also was the Chairman from September 2009 to March 2010.

Mr. Christman contributes his considerable experience with international business issues as well as expertise in leadership and management gained from his 36 plus years as a military leader.

Edwin J. Gillis	2006	Mr. Gillis, 68, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he was the Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005, as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation from September 1995 to November 2002, and as the Chief Financial Officer of Lotus Development Corporation from 1991 to September 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis has been a director of LogMeIn, Inc. since November 2007 and a director of Sophos Plc. since November 2009. Mr. Gillis was a director of Responsys Inc. from March 2011 to January 2014.

Name	Year Became Director	Background and Qualifications
		Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Timothy E. Guertin	2011

Mr. Guertin, 67, has been the Vice Chairman of the Board of Directors of Varian Medical Systems, Inc. (“Varian”) since September 2012 and a director of Varian since 2005. He served as Chief Executive Officer of Varian from February 2006 to September 2012 and as President from August 2005 to September 2012. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Mark E. Jagiela	2014

Mr. Jagiela, 56, has served as a director and as the Company’s Chief Executive Officer since February 2014. He has served as the President of Teradyne since January 2013 and the President of the Company’s Semiconductor Test Division from 2003 to February 2016. Mr. Jagiela was appointed a Vice President of Teradyne in 2001. He has held a variety of senior management roles at the Company including General Manager of Teradyne’s Japan Division.

Mr. Jagiela contributes valuable executive experience from his 34 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Mercedes Johnson	2014

Ms. Johnson, 63, served as Interim Chief Financial Officer of Intersil Corporation from April 2013 to September 2013 and as the Senior Vice President and Chief Financial Officer of Avago Technologies Limited from December 2005 to August 2008. Prior to joining Avago, Ms. Johnson was Senior Vice President, Finance, of Lam Research Corporation from June 2004 to January 2005 and Chief Financial Officer of Lam from May 1997 to May 2004. Ms. Johnson has been a director of Micron Technology, Inc. since June 2005, a director of Juniper Networks, Inc. since May 2011, and a director of Synopsys, Inc. since February 2017. Ms. Johnson was a director of Intersil Corporation from August 2005 to February 2017.

Ms. Johnson contributes valuable industry experience as a former senior financial executive at semiconductor and semiconductor equipment companies as well as a current member of the boards of directors of global technology companies.

Name	Year Became Director	Background and Qualifications
Paul J. Tufano	2005

Mr. Tufano, 63, has served as President and Chief Executive Officer of Benchmark Electronics, Inc. since September 2016. He served as the Chief Financial Officer of Alcatel-Lucent from December 2008 to September 2013 and Chief Operating Officer of Alcatel-Lucent from January 2013 to September 2013. He was Executive Vice President of Alcatel-Lucent from December 2008 to January 2013. He also served as a consultant for Alcatel-Lucent from September 2013 to April 2014. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001 to February 2003 and Chief Financial Officer from July 1996 to February 2003. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation. Mr. Tufano has been a director of EnerSys since April 2015 and of Benchmark Electronics, Inc. since February 2016.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Roy A. Vallee	2000

Mr. Vallee, 64, served as Executive Chairman of the Board of Directors of Avnet, Inc. from July 2011 to November 2012 and as a director of Avnet, Inc. from 1991 to 2012. From July 1998 to July 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. He also was Vice Chairman of the Board of Directors from November 1992 to July 1998 and President and Chief Operating Officer from March 1992 until July 1998. Since 2003, Mr. Vallee has been a director of Synopsys, Inc. He is a former Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco.

Mr. Vallee contributes valuable executive experience within the global technology industry as well as extensive knowledge of the issues affecting complex technology companies.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2017 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

The Company’s Board of Directors has implemented an executive compensation program that rewards performance. The Board of Directors fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance objectives that are important to the Company and its shareholders. The Board of Directors has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that its compensation policies and practices reflect a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders. The Company recommends shareholders read the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” before voting on this “Say-on-Pay” advisory proposal.

The performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s challenging performance goals for 2016 and performance in achieving those goals. The Company increased revenues by 7% to $1.75 billion, generated significant free cash flow and maintained its profit rate before interest and taxes, or PBIT, as described in the section of this proxy statement entitled “Compensation Discussion and Analysis”. The Company achieved market share gains in its semiconductor test business, sustained model profitability in its system test business, restructured its wireless test business and grew its industrial automation business by over 60% year over year.

The Company’s sustained profitability and free cash flow allowed the Company in 2016 to return $195 million to shareholders through payment of quarterly dividends and share repurchases. Additionally, in December 2016, the Company successfully completed a convertible debt offering of $460 million and approved a new $500 million share repurchase authorization commencing on January 1, 2017. The Company has announced it plans to repurchase a minimum of $200 million of shares in 2017 and has announced a 17% increase to its quarterly dividend to $0.07 per share.

The Company’s performance-based variable compensation for 2016 was tied to the Company’s rate of profitability, revenue growth and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit margin targets, strategic customer wins and new product launches – the achievement of which positively impact the Company’s long-term performance. In 2016, after multiple years of achieving profitability goals at sustained revenue levels, the Company added a two-year rolling revenue growth rate metric as an element of the variable cash compensation plan to reinforce the importance of achieving short- and long-term revenue growth as well as achieving its profitability goals. Due to the Company’s rate of profitability, revenue growth and achievement of market share and other strategic goals in 2016, executive officers received variable cash compensation payouts ranging from 79% to 116% of target. Due to the more challenging performance metrics for 2016, the executive officers received lower variable cash compensation payouts than they received for comparable Company performance in prior years.

In 2016, the Company’s long-term performance criteria for performance-based stock awards was expanded to include both the prior relative total shareholder return component and a new cumulative PBIT component, each measured at the end of a three-year performance period, consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The determination of the final number of shares to be received for these performance-based stock awards will not be determined until January 2019.

In January 2017, the executive officers achieved 30.6% of their target performance-based stock awards granted in 2014 based on Teradyne’s relative total shareholder return performance measured against the Philadelphia Semiconductor Index during the three-year performance period from January 2014 to January 2017.

The Company’s shareholders voted to approve the Say-on-Pay advisory proposal at the 2016 Annual Meeting of Shareholders with 96% of the votes cast approving the proposal. Notwithstanding this result, the Board of Directors continues to assess the Company’s executive compensation program to ensure it remains aligned with both short-term and long-term performance. For example, in 2016, the Company added a revenue growth rate metric as an element of the variable cash compensation plan to reinforce the importance of achieving short- and long-term revenue growth as well as achieving profitability goals and modified the long-term performance criteria for performance-based stock awards to include both a three-year relative total shareholder return component and a three-year cumulative PBIT component.

The performance-based variable cash compensation and equity awards are described in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2017 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE ON WHETHER THE ADVISORY VOTE ON APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS

The Company is providing shareholders with the opportunity at the 2017 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Frequency”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, that the frequency of an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:

Choice 1 – Every year;

Choice 2 – Every two years;

Choice 3 – Every three years; or

Choice 4 – Abstain.

The Board of Directors believes that shareholders should continue to have the opportunity to vote on the compensation of the Company’s named executive officers every year consistent with the Company’s current practice. The Compensation Committee and the Board regularly review the Company’s executive compensation program to ensure it remains aligned with both short-term and long-term performance.

Shareholders may vote for one year, two years or three years or may abstain from voting on the proposal. The Company will report the results of the vote, as well as the decision by the Company as to the frequency of shareholder votes on executive compensation in light of the results of this advisory vote, in a Form 8-K following the 2017 Annual Meeting of Shareholders.

The Board recommends a vote FOR having the advisory vote to approve the compensation of the Company’s named executive officers every ONE year.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2017. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. The appointment of PricewaterhouseCoopers LLP is in the best interest of Teradyne’s shareholders. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered public accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent directors constitute majority of Board and all members of the Board Committees;

•	Independent Board Chair;

•	All directors elected annually for one-year term with majority voting for uncontested Board elections;

•	Adoption of “Poison Pill” requires shareholder approval;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Director and executive officer stock ownership guidelines;

•	Annual Board and Committee self-assessments;

•	Executive sessions of independent directors at Board meetings;

•	Board access to management and independent advisors;

•	Independent registered public accounting firm and internal auditor meet regularly with Audit Committee without management present;

•	Review by Nominating and Corporate Governance Committee of director’s change in position;

•	Annual Board review of executive succession plan; and

•

Policy prohibiting executives and directors from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments) and pledging Teradyne stock as collateral for loans (including through the use of margin accounts).

Board Nomination Policies and Procedures

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board and does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the Board membership criteria described below.

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry, and to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations. Nominees shall be 74 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of backgrounds, expertise and experience that will allow the Board to fulfill its responsibilities. The Board values ethnic, cultural, gender, economic, professional and educational diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. Board composition is reviewed regularly to ensure that Teradyne’s directors reflect the knowledge, experience, skills and diversity required for the needs of the Board.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2018 Annual Meeting of Shareholders”.

Director Independence

Teradyne’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent. To be considered independent, a director must satisfy the definitions pursuant to the SEC rules and the listing standards of the New York Stock Exchange (“NYSE”), meet the standards regarding director independence adopted by Teradyne, and, in the Board’s judgment, not have a material relationship with Teradyne. The standards for determining independence are available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent using the criteria identified above: Daniel W. Christman, Edwin J. Gillis, Timothy E. Guertin, Mercedes Johnson, Paul J. Tufano and Roy A. Vallee. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Ms. Johnson’s position as a director of Micron Technology, Inc., Juniper Networks, Inc., and, until its acquisition by Renesas Electronics Corporation in February 2014, Intersil Corporation, each a Teradyne customer; Mr. Tufano’s position as President, Chief Executive Officer and director of Benchmark Electronics, Inc., one of Teradyne’s customers; and each of Ms. Johnson’s and Mr. Vallee’s position as a director of Synopsys, Inc., one of Teradyne’s suppliers. Teradyne’s business with Micron Technology, Intersil, Juniper Networks, Benchmark Electronics and Synopsys during 2016 was immaterial to Teradyne and to the other companies. Teradyne will continue to monitor its business relationships to ensure they have no impact on the independence of its directors. The Board has determined that Mark E. Jagiela is not independent because he is Teradyne’s Chief Executive Officer and Michael A. Bradley is not independent because he received compensation from Teradyne related to his employment as the Company’s Chief Executive Officer during a twelve-month period within the last three years. The Company expects Mr. Bradley will meet the NYSE and SEC standards for independence in February 2018.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC rules and the listing standards of the NYSE, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure and Self-Assessment

Since May 2014, Mr. Vallee has served as an independent Chair of the Board. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

The Board and each of its committees annually undertake a self-assessment, including an evaluation of its composition, mandate and function.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Teradyne maintains an insider trading policy as part of its Code of Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and provides that directors, executive officers and certain other employees are prohibited from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, legal, market and competitive risks. Management and the Board have not identified any risks arising from Teradyne’s compensation plans, policies and practices for the executives or employees that are reasonably likely to have a material adverse effect on the Company.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports any potential conflicts identified through these inquiries to the Audit Committee.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2016 Annual Meeting of Shareholders held on May 10, 2016, except for Michael A. Bradley, who could not attend.

Board Meetings

The Board met four times during the year ended December 31, 2016. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2016. The Chair of the Board presides over all Board meetings and each executive session. During 2016, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the listing standards of the NYSE, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edwin J. Gillis*	Daniel W. Christman	Daniel W. Christman*
Mercedes Johnson	Timothy E. Guertin*	Timothy E. Guertin
Paul J. Tufano	Roy A. Vallee	Roy A. Vallee

*	Committee Chair

The Board will appoint committee members for the 2017-2018 term following the election of directors at the 2017 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of the NYSE, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. Mercedes Johnson serves on three public company audit committees in addition to Teradyne’s Audit Committee. The Board has determined that Ms. Johnson’s simultaneous service on three additional audit committees does not impair her ability to effectively serve on Teradyne’s Audit Committee. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	overseeing matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	reviewing the internal audit function and annual internal audit plan;

•	supervising compliance with legal and regulatory requirements;

•

reviewing and approving the appointment, compensation, activities, and independence of the independent registered public accounting firm including the selection of the lead audit partner who is rotated every 5 years; and

•	conducting a financial risk assessment.

The Audit Committee met twelve times during 2016. The responsibilities of the Audit Committee and its activities during 2016 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of the NYSE, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of and assessment of the risks associated with Teradyne’s compensation programs, policies and practices;

•	recommending changes and/or recommending the adoption of new compensation plans to the Board, as appropriate;

•	reviewing and recommending to the Board each year the compensation for non-employee directors;

•	evaluating and recommending to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	reviewing and approving of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met six times during 2016.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to assist it in carrying out its duties and responsibilities regarding executive and non-employee director compensation. In 2016, this engagement involved preparing (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a tally sheet analysis for executive officers. To maintain the independence of its advice, Compensia has provided no services to Teradyne other than the services provided to the Compensation Committee. In addition, the Compensation Committee conducts annually a conflict of interest assessment for Compensia and any other independent advisors engaged during the year using the factors applicable to compensation consultations under SEC rules and the listing standards of the NYSE, and, for 2016, no conflict of interest was identified.

The Compensation Committee also uses proprietary compensation surveys prepared by Radford, a global compensation consultant focused on technology companies.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors in accordance with SEC rules and the listing standards of the NYSE, as well as Teradyne’s independence standards. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of the NYSE, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the appropriateness of the director’s continued membership under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2016.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2016, the non-employee directors were compensated at the rate of $70,000 per year. Additional fees paid to certain non-employee directors in 2016 were as follows:

•	The Board Chair received an additional $55,000 per year;

•	The Chair of the Audit Committee received an additional $25,000 per year;

•	The Chair of the Compensation Committee received an additional $20,000 per year; and

•	The Chair of the Nominating and Corporate Governance Committee received an additional $15,000 per year.

Stock-Based Compensation

Each non-employee director receives an annual equity award having a fair market value equal to $175,000 on the earlier of (i) the date of the Annual Meeting of Shareholders or (ii) the last Thursday in May. This annual equity award, which is delivered in the form of restricted stock units, vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the following year’s Annual Meeting of Shareholders.

Each new non-employee director is granted an equity award on the date first elected or appointed to the Board having a fair market value equal to $175,000 pro-rated daily to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This equity award, which is also delivered in the form of restricted stock units, vests in full on the date of the next annual equity award grant. The equity award is granted under the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan which limits annual equity awards for non-employee directors to an amount not to exceed $200,000.

Director Deferral Program

The non-employee directors may elect to defer receipt of their cash and/or equity awards and have the compensation invested into (1) an interest bearing account (based on ten-year Treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in this deferral program, he or she will receive either the cash value of the interest bearing account or the shares of the Company’s common stock underlying the DSU’s within 90 days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the non-employee directors with those of the Company’s shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, the non-employee directors are expected to attain (within five years from the date of initial election to the Board) and maintain an investment level in shares of the Company’s common stock equal to four times their annual cash retainer. All of the non-employee directors met the ownership guidelines as of year-end.

Director Compensation Table for 2016

The table below summarizes the compensation Teradyne paid to the non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	All Other Compensation	Total
Michael A. Bradley	$70,000	$175,003	$0	$245,003
Daniel W. Christman	$85,000	$175,003	$0	$260,003
Edwin J. Gillis	$95,000	$175,003	$0	$270,003
Timothy E. Guertin	$90,000	$175,003	$0	$265,003
Mercedes Johnson	$70,000	$175,003	$0	$245,003
Paul J. Tufano	$70,000	$175,003	$0	$245,003
Roy A. Vallee	$125,000	$175,003	$0	$300,003

(1)	The non-employee directors were compensated at the rate of $70,000 per year. Mr. Christman received an additional $15,000 as Chair of the Nominating and Corporate Governance Committee. Mr. Gillis received an additional $25,000 as Chair of the Audit Committee. Mr. Guertin received an additional $20,000 as Chair of the Compensation Committee. Mr. Vallee received an additional $55,000 as Chair of the Board.
(2)	The amounts reported in the “Stock Awards” column represent the grant date fair value of the annual 2016 RSU awards calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions underlying this valuation, please see Note O to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2016.
(3)	As of December 31, 2016, each then serving non-employee director held 9,235 restricted stock units with an expected vesting date of May 9, 2017 and, other than Mr. Bradley, no options to purchase shares of the Company’s common stock. Including the annual 2016 RSU award for non-employee directors, as of December 31, 2016, Mr. Bradley held an aggregate of 58,150 restricted stock units, an aggregate of 0 exercisable options, and an aggregate of 22,168 unexercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the NYSE. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2016 through December 31, 2016.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Audit Committee Report

In 2017, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2016 and met with both management and PricewaterhouseCoopers LLP (“PwC”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC, as well as PwC’s report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PwC the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence.

Based on these reviews and discussions with management and PwC, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

Mercedes Johnson

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers LLP, Teradyne’s independent registered public accounting firm, for the fiscal years ended December 31, 2016 and December 31, 2015.

	2016	2015
Audit Fees	$2,817,035	$2,874,757
Audit-Related Fees	235,600	404,778
Tax Fees	160,083	98,380
All Other Fees	1,800	170,983

Total:	$3,241,518	$3,548,898

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of Teradyne’s annual financial statements and internal control over financial reporting for fiscal years 2016 and 2015. These fees include the review of Teradyne’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers LLP in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees in 2016 were for professional services associated with Teradyne’s convertible debt issuance. In 2015, fees were for professional services related to acquisition due diligence and information technology security.

Tax Fees

Tax Fees in 2016 and 2015 were for professional services related to global tax planning and compliance matters.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In 2016, the fees were related to a technical accounting software license. In 2015, the fees include an industry market study and a technical accounting software license.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2016 and 2015, the Audit Committee pre-approved all audit and other services performed by PricewaterhouseCoopers LLP.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. Under this policy, the Audit Committee has pre-approved the independent registered public accounting firm’s engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 16, 2017 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership (1)(2)	Percent of Class
Gregory R. Beecher	110,065	*
Michael A. Bradley (3)	218,173	*
Daniel W. Christman	30,163	*
Edwin J. Gillis	107,017	*
Charles J. Gray	53,161	*
Timothy E. Guertin	51,459	*
Mark E. Jagiela	317,997	*
Mercedes Johnson	22,773	*
Bradford B. Robbins	54,366	*
Paul J. Tufano	100,860	*
Walter G. Vahey	33,805	*
Roy A. Vallee (4)	138,923	*
All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors) (5)	1,238,762	0.62%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)	Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 16, 2017, (ii) are subject to restricted stock units which vest within 60 days of March 16, 2017, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Beecher, 0 shares; Mr. Bradley, 31,403 shares; Mr. Christman, 9,235 shares; Mr. Gillis, 25,614 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Gray, 0 shares; Mr. Guertin, 41,138 shares (including 31,903 shares issuable pursuant to the Deferral Plan); Mr. Jagiela, 0 shares; Ms. Johnson, 9,235 shares; Mr. Robbins, 7,719 shares; Mr. Tufano, 16,570 (including 7,335 shares issuable pursuant to the Deferral Plan); Mr. Vahey, 0 shares; Mr. Vallee, 51,873 shares (including 42,638 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 192,787 shares (including 98,255 shares issuable pursuant to the Deferral Plan).
(3)	Includes 186,770 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(4)	Includes 87,050 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(5)	The group is comprised of Teradyne’s executive officers and directors on March 16, 2017. Includes (i) an aggregate of 29,887 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 16, 2017 granted under the stock plans, (ii) an aggregate of 64,645 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 16, 2017, and (iii) an aggregate of 98,255 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2016, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (5)
BlackRock, Inc. (1)	17,239,313	8.60%
55 East 52nd Street New York, New York 10022

Baillie Gifford & Co. (2)	16,622,390	8.26%
Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland, UK

The Vanguard Group, Inc. (3)	15,941,214	7.92%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

Ameriprise Financial, Inc. (4)	10,706,341	5.32%
145 Ameriprise Financial Center Minneapolis, MN 55474

(1)	As set forth in Amendment No. 4 to a Schedule 13G, filed on January 26, 2017, BlackRock, Inc. had, as of December 31, 2016, sole dispositive power with respect to all of the shares and sole voting power with respect to 16,496,648 shares.
(2)	As set forth in Amendment No. 2 to a Schedule 13G, filed on February 10, 2017, Baillie Gifford & Co. had, as of December 31, 2016, sole dispositive power with respect to all of the shares and sole voting power with respect to 14,835,555 shares.
(3)	As set forth in Amendment No. 7 to a Schedule 13G, filed on February 10, 2017, The Vanguard Group, Inc. (“Vanguard”) had, as of December 31, 2016, sole dispositive power with respect to 15,808,711 shares, shared dispositive power with respect to 132,503 shares, sole voting power with respect to 119,903 shares, and shared voting power with respect to 22,700 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 109,803 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 32,800 shares as a result of its serving as investment manager of Australian investment offerings.
(4)	As set forth in Amendment No. 4 to a Schedule 13G, filed on February 10, 2017, Ameriprise Financial, Inc. (“Ameriprise”) had, as of December 31, 2016, shared dispositive power with respect to all of the shares and shared voting with respect to 14,282,265 shares. Ameriprise is the parent holding company of Columbia Management Investment Advisers, LLC (“CMIA”), which has shared dispositive power with respect to all of the shares and shared voting power with respect to 10,586,567 shares.
(5)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2016 compensation of Teradyne’s principal executive officer, our principal financial officer, and the three executive officers (other than Teradyne’s principal executive officer and principal financial officer) who were the Company’s most highly-compensated executive officers as of the end of 2016. These individuals were:

•	Mark E. Jagiela, Chief Executive Officer;

•	Gregory R. Beecher, Vice President, Chief Financial Officer, and Treasurer;

•	Charles J. Gray, Vice President, General Counsel and Secretary;

•	Bradford B. Robbins, President, Wireless Test Division; and

•	Walter G. Vahey, President, System Test Group.

These executive officers were our named executive officers for 2016.

This Compensation Discussion and Analysis describes the material elements of Teradyne’s executive compensation program during the fiscal year ended December 31, 2016. It also provides an overview of the Company’s executive compensation philosophy, as well as the Company’s principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for the Company’s executive officers, including the named executive officers, in 2016, and discusses the key factors that the Compensation Committee considered in determining the compensation of these executive officers.

2016 Executive Compensation Summary

Teradyne is a leading global supplier of automation equipment for test and industrial applications. The Company designs, develops, manufactures and sells automatic test systems used to test semiconductors, wireless products, data storage and complex electronics systems in the consumer electronics, wireless, automotive, industrial, computing, communications and aerospace and defense industries. Teradyne’s industrial automation products include collaborative robots used by global manufacturing and light industrial customers to improve quality, increase manufacturing efficiency and decrease manufacturing costs. The automatic test equipment and industrial automation markets are highly competitive and are characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

In 2016, the Company increased its revenue by 7% from 2015 to $1.75 billion while generating significant free cash flow and maintaining its profit rate before interest and taxes (PBIT1). The Company achieved market share gains in its semiconductor test business, maintained model profitability in its system test business, restructured its wireless test business, and grew the industrial automation business by over 60% year over year, positioning the Company for sustained profitability and growth. During 2016, the Company continued to invest for long-term, future growth while maintaining financial discipline.

In 2016, the Company returned $195 million to shareholders through its dividend and share repurchase programs. In January 2017, the Company announced it planned to repurchase a minimum of $200 million in shares in 2017 pursuant to a $500 million repurchase program approved by the Board in December 2016.

[1]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and other non-recurring gains and charges.

Additionally, the Company announced a 17% increase to its quarterly dividend to $0.07 per share. The dividend and repurchase programs reflect the Company’s confidence in the business and ability to return capital to its shareholders while retaining sufficient financial flexibility to pursue growth opportunities through internal investments and acquisitions such as Universal Robots. Additionally, in 2016, the Company raised $460 million through a convertible notes offering. The Company intends to use the proceeds from the offering for general corporate purposes including funding its share repurchase and dividend programs rather than using cash from international operations which is subject to additional tax if repatriated.

The Company’s 2016 performance-based variable cash compensation was tied to its rate of profitability, a new two-year rolling revenue growth rate metric, and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit margin targets, strategic customer wins and new product launches. Teradyne’s performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s challenging performance goals for 2016 and performance in achieving those goals. Due to the Company’s rate of profitability, revenue growth and achievement of market share and other strategic goals in 2016, executive officers received variable cash compensation payouts ranging from 79% to 116% of target.

The Board of Directors believes that the executive compensation for 2016 is reasonable and appropriate and is justified by the performance of the Company and its achievement of its financial and strategic goals.

The compensation of the named executive officers over the last ten years demonstrates the alignment between pay and performance. The variable cash compensation for the named executive officers from 2010 to 2016 has varied from 79% to 200% of target based on the strength of Company performance and contrasts to compensation received from 2007 to 2009 where executive officers received variable cash compensation well below target in a range from 39% to 74% based on Company performance as compared to target objectives.

•

From 2007 to 2009, the executive officers received payouts well below their target variable cash compensation (74%, 45% and 39% of target in 2007, 2008 and 2009, respectively) due to the severe industry downturn. Further, in 2009, the executive officers received base salary cuts as high as 20%, which were only restored late in the year when business improved.

•

In 2010 and 2011, due to the Company’s record profitability and achievement of strategic business goals, the executive officers received at or close to the maximum 200% of their target variable cash compensation payout.

•

From 2012 to 2014, despite challenging market conditions, the Company maintained its PBIT rate and continued to make investments in long-term growth. As a result, the variable cash compensation payout for the executive officers decreased to 153% in 2012, 142% in 2013, and 142% in 2014 reflecting strong results, but not as strong as in 2010 or 2011.

•

In 2015, the Company increased its PBIT rate to the highest level in 3 years, generated revenues of over $1.6 billion in a down-cycle year for the semiconductor test market and increased market share in its system-on-a-chip, memory and wireless test businesses, while continuing to make investments in long-term growth. As a result, the variable cash compensation payouts for the executive officers increased with a range between 154% and 195%.

•

In 2016, after multiple years of achieving PBIT goals at sustained revenue levels, the Company established even more challenging performance goals and added a two-year rolling revenue growth rate metric as an element of the variable cash compensation plan to reinforce the importance of achieving short- and long-term revenue growth as well as achieving its profitability goals. In 2016, the Company grew revenue by 7% to $1.75 billion while generating significant free cash flow, maintaining its rate of profitability and achieving market share and other strategic goals. Due to the more challenging performance metrics for 2016, the executive officers received lower variable cash compensation payouts than they received for comparable Company performance in prior years. As a result, the variable cash compensation payout for Messrs. Jagiela, Beecher and Gray, which is calculated by applying a weighted averaging formula of the performance of all divisions, was 112% in 2016. The variable cash compensation payouts in 2016 for Messrs. Vahey and Robbins were 116% and 79%, respectively, as the formula for their payouts is divided equally between (a) the weighted average formula of the performance of all divisions (112%) and (b) the performance of their respective divisions (System Test for Mr. Vahey (120%) and Wireless Test for Mr. Robbins (46%)).

While the past ten years indicate that the program effectively rewards the executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Board continues to review the executive compensation program and its mix of short- and long-term incentives to ensure it reflects the correct balance between short-term financial performance and long-term shareholder return. The Board also continues to establish challenging performance metrics reflecting the Company’s business objectives and strategy.

In January 2016, the Board approved changes to the performance-based variable cash compensation program. For 2016, a two-year rolling revenue growth rate metric was added to the current PBIT rate metric and vital goals for the variable cash compensation program to reinforce the importance of achieving short- and long-term revenue growth, as well as achieving profitability goals. Additionally, in 2016, the Board modified the long-term performance criteria for performance-based restricted stock units to include both the prior three-year relative total shareholder return component and a new three-year cumulative PBIT component consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders.

Teradyne has instituted a variety of compensation policies and practices to foster and maintain best practices for executive compensation. The Compensation Committee reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Significant director and executive officer stock ownership guidelines;

•	Appropriate balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•	Multiple performance objectives used in the determination of variable cash compensation and performance-based stock awards removing incentives to focus solely on one performance goal;

•	Engagement of an independent compensation consultant to advise the Compensation Committee on executive compensation matters;

•	Executive officers’ change-in-control agreements contain a double trigger for acceleration of equity awards requiring a qualifying termination following a change-in-control;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Policy prohibiting executives and directors from pledging Teradyne common stock; and

•

Policy prohibiting executives and directors from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments).

Executive Compensation Objectives

The objective of the executive compensation program is to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates the executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for the executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, competitive market data (drawn from peer company and survey information), benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the independent members of the Board all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the other executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s compensation consultant and members of the human resources department provide competitive market information for comparative purposes. The executive officers do not determine any element of their own compensation or their total compensation amount.

Competitive Positioning

To assure its compensation is competitive, Teradyne makes extensive use of comparative data for its worldwide employee programs and its executive officer compensation. This includes data gathered from surveys, compensation consultants and public filings.

For 2017, the Compensation Committee engaged the independent compensation consulting firm, Compensia, to develop a competitive analysis of Teradyne’s peer companies as well as analyze executive pay packages and advise on the relationship of the Company’s short-term and long-term performance on the pay packages. Compensia recommended to the Compensation Committee a peer group that reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for comparisons. Compensia proposed, and the Compensation Committee reviewed and approved, a peer group that included the 16 companies listed below:

Teradyne Peer	Revenue – Latest 4 Quarters (as of 10/14/16) ($MM)	Market Capitalization (30-day average as of 10/14/16) ($MM)
Ciena	$2,576	$3,036
Entegris	$1,107	$2,383
Fairchild Semiconductor	$1,336	Acquired 9/2016
FEI	$973	Acquired 9/2016
FLIR Systems	$1,602	$4,238
Itron	$1,977	$2,102
Keysight Technologies	$2,923	$5,239
KLA-Tencor	$2,984	$10,989
Lam Research	$5,886	$15,160
National Instruments	$1,227	$3,586
Polycom	$1,198	Acquired 9/2016
Skyworks Solutions	$3,334	$14,088
Trimble Navigation	$2,315	$6,893
Verifone Holdings	$2,042	$1,782
Viavi Solutions	$906	$1,728
Zebra Technologies	$3,608	$3,600

Median	$2,009	$3,600

Teradyne	$1,747	$4,292

Compensia recommended that the Compensation Committee (1) remove from the peer group Altera and Atmel, which were both acquired, and Plantronics, whose revenue fell below the scoping requirements, and (2) add to the peer group Entegris and Keysight Technologies. At the time the peer group was approved, Teradyne remained close to the median of the peer group in terms of both revenue and market capitalization (43rd and 59th percentiles, respectively).

The Company augmented the peer group with data from the Radford Global Survey. From this survey, the Company used reported data for all semiconductor/semiconductor equipment companies as well as all technology companies between $750 million and $3 billion in annual revenue.

Executive Compensation Program

The Board has implemented an executive compensation program that fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance targets that are important to the Company and its shareholders. The approach is designed to focus the executive officers on creating shareholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following charts illustrate performance-based target compensation for the Chief Executive Officer and the other named executive officers (as a group) as a percentage of total target compensation for 2016.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officer’s cash compensation with the Company’s annual and strategic performance objectives and motivates the executive officers to achieve Teradyne’s financial, operating, and long-term growth goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that the target total cash compensation for each individual should be competitive with cash compensation of individuals holding similar roles and responsibilities as reflected by the peer group and survey data. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance and the role and responsibilities of the executive officer.

For 2017, the Compensation Committee set performance-based variable cash compensation for executive officers as a percentage of base salary with a range, at target, of 70% to 85% of base salary and the independent members of the Board set the target level for the Chief Executive Officer at 110% of base salary as set forth in the following table.

Executive Officer	2017 Variable Cash Compensation Target Percentage of Base
Mark E. Jagiela	110%
Gregory R. Beecher	85%
Charles J. Gray	70%
Bradford B. Robbins	75%
Walter G. Vahey	75%

Executive variable cash compensation is capped at 200% of target to limit actual executive compensation for periods of exceptionally strong performance.

In January, the Compensation Committee also establishes the specific performance measures and formulas for the year’s variable cash compensation program. For 2016, the Board approved changes to the performance-based variable cash compensation program to reinforce the importance of achieving short- and long-term revenue growth as well as achieving its profitability goals. For 2016, the performance-based variable cash compensation goals were determined by operating division and were based on: 1) a baseline formula for non-GAAP profit rate before interest and taxes or PBIT2 percentage; 2) two-year rolling revenue growth rate; and 3) measurable operating, financial and strategic goals. These components are aggregated in the variable cash compensation payout calculation and capped at 200% of target. The performance-based variable cash compensation for the named executive officers is determined by a formula comprised of Company-wide PBIT percentage, Company-wide revenue growth and the performance against key operating, financial and strategic goals by the Company’s business divisions. The variable cash compensation for Messrs. Jagiela, Beecher and Gray is calculated by applying a weighted average formula of the performance of all divisions. The variable cash compensation formula for Messrs. Vahey and Robbins is divided equally between (a) the weighted average formula of the performance of all divisions and (b) the performance of their respective divisions (System Test for Mr. Vahey and Wireless Test for Mr. Robbins). In establishing the performance target levels for the financial performance measures, the Compensation Committee sets the PBIT percentage rate and the revenue growth rate at a level it believes to be appropriate for the businesses in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year, as well as certain strategic objectives.

These operating, financial and strategic goals may include strategic customer wins, market share gains, gross margin and profitability goals, new product introductions, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne is not disclosing the specific performance target levels for these goals because they represent confidential, commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed, would cause competitive harm. The target levels for such performance measures such as product development, market share, new product introductions, and margin goals for new and existing products are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets, and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with both the Company’s short-term financial and operating strategy and its long-term profitable growth strategy. In developing the variable cash compensation program, the Compensation Committee takes into account that these goals are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. The target levels for the measures to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame. In 2015 and prior years, the operating, financial and strategic target levels increased or decreased the variable cash compensation payout up to 60%. For 2016 and 2017, the Compensation Committee modified the program so that the revenue growth metric contributes 30% towards the target variable cash compensation payout with the PBIT metric contributing 40% and the operating, financial and strategic goals contributing 30%.

Following the close of each fiscal year, the variable cash pay-out is calculated and presented to the Compensation Committee for review. Based on the performance of the divisions, the Compensation Committee, or the independent members of the Board for the Chief Executive Officer, then determines the variable cash compensation for the named executive officers.

[2]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and other non-recurring gains and charges. This PBIT percentage metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT percentage reported by the Company in the financial statements accompanying its quarterly earnings releases.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual and Company performance, and attract and retain talented individuals. Teradyne’s equity compensation program provides three types of equity incentives: (1) time-based awards which vest in equal amounts annually over four years conditioned upon continued service, supporting the Company’s employee retention efforts; (2) performance-based awards which reward equally at target the achievement of relative total shareholder return and cumulative PBIT percentage, in each case, measured at the end of a three-year performance period; (3) stock options granted at market value which vest in equal amounts annually over four years conditioned upon continued service, where executives benefit from stock appreciation. These equity compensation components are consistent with the Company’s long-term goals to deliver profitability, revenue growth, and superior return to shareholders.

Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to the executive officers are based upon each individual’s relative contribution, performance, and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

At the beginning of each year, the Compensation Committee approves an overall equity budget to be used for awards to the executive officers, employees and directors. Various factors are used in determining the annual equity award budget, including the total projected compensation expense to be incurred as a result of the equity awards, “overhang” from previously issued and outstanding awards, burn rates and competitive market data from the peer group and compensation surveys. The independent members of the Board determine the award type and level for the Chief Executive Officer and the Compensation Committee determines the award type and level for all other executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Compensation Committee.

Since 2006, the equity awards granted to the executive officers have been made in January in order to align the evaluation and award of the equity compensation to the end of the fiscal year. The fair market value for these awards is determined using the closing price on the date of grant as provided by the terms of Teradyne’s equity plans. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Compensation Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company offers the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2016, the Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation (subject to Internal Revenue Service limits) for employees not accruing benefits in the Retirement Plan or SERP (each as defined below), and no match for employees continuing to accrue benefits in the Retirement Plan or SERP.

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive a higher employer match in the 401k Plan. Commencing in 2009, employees who continued in the separate Retirement Plan have received no 401k employer match. No named executive officer is currently earning benefits under the Retirement Plan.

The Company also maintains a defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the “Pension Benefits Table.” Mr. Robbins is the only named executive officer earning benefits under the SERP.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Chief Executive Officer Separation Agreement

Upon his appointment as Chief Executive Officer, Mr. Jagiela entered into an Agreement Regarding Termination Benefits (“Separation Agreement”). The term of this Separation Agreement, entered into on January 22, 2014, is three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Jagiela. The Separation Agreement contains a three-year, post-employment customer and employee non-hire and non-solicitation restriction and a three-year, post-employment non-competition restriction. In consideration of these restrictions, Mr. Jagiela is eligible to receive severance payments for two years at his annual target compensation rate and continued vesting of non-performance based equity awards for two years and of performance-based equity awards for three years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the Separation Agreement, or in a circumstance in which Mr. Jagiela would be eligible to payments pursuant to his Change in Control Agreement. During the two-year post-employment period, Mr. Jagiela is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Jagiela’s employment due to his disability and Mr. Jagiela is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible for a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment.

Change in Control Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer similar to those offered by most peer companies. The independent members of the Board also have approved an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control transaction and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time.

Other Benefits

To attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

To offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. The purchase price is an amount equal to 85% of the fair market value of the common stock at market close on the last trading day of the purchase period. Each purchase period is a six month period beginning in January or July and ending in June or December, respectively. Over fifty percent of world-wide employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s GAAP pre-tax profit (excluding its Wireless Test Division acquired in 2011, the Avionics Interface Technologies business acquired in 2014, and its Industrial Automation Division acquired in 2015) to all eligible employees, as determined by the Compensation Committee, including executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year subject to any restrictions or exceptions approved by the Compensation Committee.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the executive officers with those of the shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in shares of the Company’s common stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, the executive officers are expected to retain at least 50% of the shares issued pursuant to an equity award, after taxes.

Shares subject to the stock ownership guidelines do not include any pledged Company stock. The Company maintains a policy prohibiting executives and directors from pledging Teradyne stock.

During the year, the executive officers complied with the stock ownership guidelines, and at year end, all named executive officers were at or above the stock ownership guideline levels.

Compensation Recoupment Policy

A compensation recoupment policy is applicable to all the executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable cash compensation and performance-based equity awards. The Board will review the Company’s compensation recoupment policy following the adoption of regulations by the Securities and Exchange Commission implementing Section 954 of the Dodd-Frank Act.

Impact of Accounting and Tax Treatment on Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers (the Chief Executive Officer and each of the three other most highly-compensated executive officers (other than its chief financial officer)). This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” In May 2008, the shareholders approved an amendment to the plan that limits the amount of variable cash compensation to be paid to any plan participant in any fiscal year to

$3 million, allowing compliant cash awards made under the plan to be “qualified performance-based compensation,” and for such cash awards in excess of $1 million in any fiscal year to be deductible for tax purposes under Section 162(m) of the Code. In each of May 2011 and May 2015, the shareholders re-approved the material terms of the performance goals under the plan to enable the entire amount of “qualified performance-based compensation” paid to certain executive officers to be exempt from the $1 million deduction limit that would otherwise apply. While the Compensation Committee monitors compensation paid to our executive officers in light of the provisions of Section 162(m) of the Code, the Compensation Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal tax purposes, and the Compensation Committee is not limited to paying compensation that is “qualified performance-based compensation” under Section 162(m) of the Code.

2016 Executive Compensation

In January 2016, the Compensation Committee reviewed the performance of the named executive officers during 2015 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2015, the Compensation Committee considered competitive market data provided by Compensia, its independent executive compensation consultant, in setting executive compensation for 2016.

2016 Target Cash Compensation

To align cash compensation with the industry and the competitive market, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2016 base salaries and target cash compensation for certain of the named executive officers. The 2015 and 2016 base salaries and target cash compensation for the named executive officers are set forth below:

	Base Salary		Target Cash Compensation
	2015	2016	2015	2016
Mark E. Jagiela	$730,660	$821,000	$1,461,321	$1,642,000
Gregory R. Beecher	485,000	485,000	873,000	897,250
Charles J. Gray	365,000	370,000	620,500	629,000
Bradford B. Robbins	322,400	330,000	564,200	577,500
Walter G. Vahey	310,000	310,000	542,500	542,500

In January 2016, the Board approved changes to the performance-based variable cash compensation program to reinforce the importance of achieving short- and long-term revenue growth as well as achieving profitability goals. For 2016, the performance-based variable cash compensation was determined by operating division and based on the following:

1)	a target of 15% for company-wide PBIT measured as a percentage of annual revenue; and

2)	a target of 3% company-wide two-year rolling revenue growth rate measured annually; and

3)	performance against key operating, financial and strategic goals by each business division (other than the Industrial Automation Division).

These components were aggregated in the variable cash compensation payout calculation with the revenue growth metric contributing 30%, the PBIT metric contributing 40% and the strategic goals contributing 30%, based upon target performance of each metric. Achievement of a PBIT rate above 15% and of a revenue growth rate above 3% were necessary to result in payments above target for those metrics. Achievement of a 25% PBIT rate and a 10% revenue growth rate would have resulted in maximum payout of 200% of target for those metrics. The operating, financial and strategic goals for 2016 included market share gains, profit margin targets, revenue and bookings targets, market penetration with new products and product development milestones in the Company’s various business units. The maximum variable cash compensation payout for the named executive officers was 200% of the target amount.

The variable cash compensation for Messrs. Jagiela, Beecher and Gray is calculated by applying a revenue-weighted average formula of the performance of all divisions. The variable cash compensation formula for Messrs. Vahey and Robbins is split equally between (a) the weighted average formula of the performance of all divisions and (b) the performance of their respective divisions (System Test for Mr. Vahey and Wireless Test for Mr. Robbins).

In January 2017, the Compensation Committee reviewed the Company’s performance against its 2016 performance-based variable cash compensation targets. The divisions’ performances varied from 46% to 157% of target. The variable cash compensation payout for the Semiconductor Test Division, which historically accounts for approximately 70-80% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executive officers, exceeded its revenue and PBIT percentage targets which positively impacted the calculation. Once the performance of the divisions was determined, the payout for the named executive officers was calculated by applying a weighted averaging formula of the performance of all divisions.

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved for 2016 (1) a 112% payout of target variable cash compensation for Messrs. Jagiela, Beecher and Gray, (2) a 79% payout of target for Mr. Robbins, and (3) a 116% payout of target for Mr. Vahey. Due to the different variable compensation factors for each executive officer, total cash compensation paid was between 21% below target and 16% above target, depending on the named executive officer. The payout amounts of 2016 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2016 Equity Awards

In January 2016, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved the 2016 equity awards for the named executive officers. The Compensation Committee and the independent members of the Board continued to award RSUs and stock options for the 2016 equity grant with the same mix of time-based RSUs (40%), performance-based RSUs (50%), and non-qualified stock options (10%) as in 2015.

For the 2016 performance-based RSUs, the Compensation Committee approved performance metrics for the performance-based RSUs split equally between (1) the prior relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the three-year performance period) and (2) a new three-year cumulative PBIT rate. The Compensation Committee chose the Company’s relative TSR performance and a cumulative PBIT rate as the equal measures for performance-based RSUs consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The TSR-based metric will continue to align the interests of executive officers with the interests of shareholders and provide a significant incentive for the executive officers to focus on increasing long-term shareholder value, while the PBIT-based metric will provide an incentive to maintain a high level of profitability over the long-term.

For the 2016 performance-based RSUs, Teradyne’s TSR performance is measured against the NYSE Composite Index (ticker symbol: NYA) which consists of over 1,900 companies listed on the New York Stock Exchange. Following a review of alternative comparator indices and peer groups, and with input from Compensia, the Compensation Committee changed the TSR index from the Philadelphia Semiconductor Index (ticker symbol: SOX) used for the 2014 and 2015 performance-based RSU awards to the NYA Index because the Committee determined that a comparison against the NYA Index provides a better indicator of Teradyne’s performance than the SOX Index. The NYA Index represents a broad, diverse group of high quality investment alternatives, while the SOX Index is a weighted, specialized index dominated by semiconductor device manufacturers. Teradyne has become an increasingly diverse company expanding beyond its traditional semiconductor test business with the additions of storage and wireless test businesses as well as the 2015 acquisition of Universal Robots which established Teradyne’s industrial automation business. The Compensation Committee concluded that the more diverse NYA Index is a more appropriate benchmark for Teradyne than the narrower SOX Index. Teradyne’s TSR percentage point gain minus that of the NYA Index at the end of the three-year period will determine the number of performance-based RSUs earned based on the TSR-based performance metric. With respect to the portion of the performance-based RSUs subject to vesting based on TSR performance, the TSR measurement allows for payment from 0% to 200% based on underperforming or exceeding the NYA Index’s three-year return.

The PBIT performance has a three-year cumulative target of 15% with a maximum of 25%. With respect to the portion of the performance-based RSUs subject to vesting based on PBIT, the PBIT measurement allows for payment from 0% to 200% based on cumulative three-year PBIT rate.

The number of performance-based RSUs that may be paid out based on relative TSR performance and PBIT rate are each illustrated below:

The final number of performance-based RSUs earned will be determined by the Compensation Committee and the independent members of the Board, as applicable, upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest at the end of the three-year performance period. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period; provided, however, if the named executive officer’s employment ends prior to the determination of the performance percentage due to (1) permanent disability or death or (2) retirement or termination other than for cause, after attaining both at least age sixty and at least ten years of service, then the named executive officer’s performance-based RSUs (based on the actual performance percentage achieved on the determination date) will vest on the date the performance percentage is determined.

To maintain a competitive equity compensation level relative to the competitive market, the 2016 equity award values at target for the named executive officers were increased from the 2015 equity award values at target. Mr. Jagiela’s 2016 equity award at target increased 12.4%, and the awards at target for Messrs. Beecher, Gray, Robbins, and Vahey were increased 5.1%, 8.5%, 5.3%, and 7.4%, respectively.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2016 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs (#)	Number of Performance- based RSUs at Target (#)	Number of Stock Options (#)	Value of Time-based RSUs ($)	Value of Performance- based RSUs at Target (1)($)	Value of Stock Options ($)	Total Equity Value ($)
Mark E. Jagiela	67,628	84,535	61,982	$1,314,012	$1,678,865	$328,505	$3,321,382
Gregory R. Beecher	29,645	37,057	27,170	$576,002	$735,952	$144,001	$1,455,955
Charles J. Gray	14,411	18,014	13,208	$280,006	$357,758	$70,002	$707,766
Bradford B. Robbins	10,294	12,867	9,434	$200,012	$255,538	$50,000	$505,550
Walter G. Vahey	10,500	13,125	9,623	$204,015	$260,662	$51,002	$515,679

(1)	The values shown for the performance-based RSUs are based on (i) the stochastic “Monte Carlo” simulation method for 50% of the performance-based RSUs with a three-year TSR performance metric and (ii) the stock price on the date of grant for 50% of the performance-based RSUs with a three-year PBIT rate metric. However, the Compensation Committee decided to continue to use the stock price on the date of grant methodology as its calculation of the value of the awards for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. The methodology used by the Compensation Committee creates a 4% lower valuation for the performance-based RSUs with a three-year TSR target and less than a 1% lower valuation for all equity.

The grant date for the 2016 equity awards approved by the Compensation Committee was January 29, 2016. The 2016 time-based RSU grants for all employees, including named executive officers, vest in equal amounts annually over four years, commencing on the first anniversary of the grant. The performance-based RSUs for 2016 vest on the third anniversary of the grant date with (a) the number of performance-based RSUs that vest based upon the determination of Teradyne’s TSR performance relative to the NYA Index and (b) the number of performance-based RSUs that vest based on three-year cumulative PBIT, in each case, as described above. The stock option grants vest in equal amounts annually over four years, commencing on the first anniversary of the grant date, and have a term of seven years from the date of grant.

The number of performance-based RSUs granted is disclosed in the Grants of Plan Based Awards Table and the value of the performance-based shares granted for each named executive officer is disclosed in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2017 Executive Compensation

From November 2016 to January 2017, the Compensation Committee conducted its annual assessment of executive compensation. The Compensation Committee evaluated the performance of the named executive officers during 2016 and concluded that the Company had:

•	Increased revenue to $1.75 billion;

•	Increased its profits from 2015;

•	Achieved market share gains in its principal markets, including semiconductor test;

•	Performed significantly better than its semiconductor test competitors while continuing to invest for long-term future growth;

•	Returned $195 million to shareholders through its quarterly dividend and share repurchase programs;

•	Grew its industrial automation business by over 60% year over year in the first full year after acquiring Universal Robots; and

•

Completed a convertible debt offering of $460 million to provide the Company with additional cash in the United States for general corporate purposes including funding its capital allocation programs rather than using cash from international operations which is subject to additional tax if repatriated.

In addition to evaluating the Company’s performance during 2016, the Compensation Committee directed its independent executive compensation consultant, Compensia, to assess executive compensation for 2017 using the compensation peer group and the Radford survey data. The Compensation Committee also took into account the positive results of the shareholder advisory vote on executive compensation by continuing to focus on performance-based compensation.

2017 Target Cash Compensation

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2017 base salaries and target cash compensation for certain of the named executive officers to align cash compensation with the industry and the competitive market. The 2016 and 2017 base salaries and target cash compensation for the named executive officers are set forth below:

	Base Salary		Target Cash Compensation
	2016	2017	2016	2017
Mark E. Jagiela	$821,000	$860,000	$1,642,000	$1,806,000
Gregory R. Beecher	485,000	500,000	897,250	925,000
Charles J. Gray	370,000	370,000	629,000	629,000
Bradford B. Robbins	330,000	330,000	577,500	577,500
Walter G. Vahey	310,000	310,000	542,500	542,500

The independent members of the Board increased Mr. Jagiela’s base salary by 4.8% and increased his performance-based variable cash compensation target from 100% to 110% of his annual base salary. The Compensation Committee increased the base salary of Mr. Beecher by 3.1% and did not increase the base salaries of Messrs. Gray, Robbins, or Vahey. Mr. Beecher retained his performance-based variable cash compensation target at 85% of his annual base salary, Mr. Gray retained his performance-based variable cash compensation target at 70% of his annual base salary, and Messrs. Vahey and Robbins retained their performance-based variable cash compensation target at 75% of their respective annual base salaries.

The Board continued to use the same structure for determining performance-based variable cash compensation as in 2016, but added revenue growth of the industrial automation business as a vital goal. The variable cash compensation for Messrs. Jagiela, Beecher and Gray is calculated by applying a weighted averaging formula of the performance of all divisions. The variable cash compensation formula for Messrs. Vahey and Robbins is split equally between (a) the weighted average formula of the performance of all divisions and (b) the performance of their respective divisions (System Test for Mr. Vahey and Wireless Test for Mr. Robbins).

The operating, financial and strategic goals for 2017 include market share gains, gross margin targets, profit margin targets, revenue and bookings targets, market penetration with new products and product development milestones in the Company’s various business units. The Compensation Committee believes these business and financial objectives effectively balance short-term profitability with long-term investment and growth. The maximum variable cash compensation payout for the name executive officers remains 200% of the target amount.

2017 Equity Award

In January 2017, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved equity awards for the named executive officers. The Compensation

Committee and independent members of the Board retained the same mix of time-based RSUs (40%), performance-based RSUs (50%) and non-qualified stock options (10%) as used in the 2016 equity awards for the 2017 equity awards.

As in 2016, the 2017 performance-based RSUs are calculated using an equal split between (1) a relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the three-year performance period) and (2) a three-year cumulative PBIT rate. For the 2017 performance-based RSU grant, Teradyne’s TSR performance will continue to be measured against the NYA Index and PBIT performance will have a three-year cumulative target of 15% with a maximum of 25%.

The final number of performance-based RSUs earned will be determined by the Compensation Committee and the independent members of the Board, as applicable, upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest at the end of the three-year performance period. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period; provided, however, if the named executive officer’s employment ends prior to the determination of the performance percentage due to (1) permanent disability or death or (2) retirement or termination other than for cause, after attaining both at least age sixty and at least ten years of service, then the named executive officer’s performance-based RSUs (based on the actual performance percentage achieved on the determination date) will vest on the date the performance percentage is determined.

To maintain a competitive equity compensation level relative to the competitive market, the 2017 equity award values at target for certain of the named executive officers were increased from the 2016 equity award values at target. Mr. Jagiela’s 2017 equity award increased 21.8% and the awards for Messrs. Beecher and Gray were increased 4.2% and 7.1% (in each case, for purposes of restricted stock units, value is based on the stock price on the date of grant), respectively. The 2017 equity awards for Messrs. Vahey and Robbins were not increased from their 2016 equity award value at target.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2017 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs (#)	Number of Performance- based RSUs at Target (#)	Number of Stock Options (#)	Value of Time-based RSUs ($)	Value of Performance- based RSUs at Target (1)($)	Value of Stock Options ($)	Total Equity Value ($)
Mark E. Jagiela	56,023	70,029	56,101	$1,600,017	$2,248,628	$400,000	$4,248,645
Gregory R. Beecher	21,009	26,261	21,038	$600,017	$843,237	$150,001	$1,593,255
Charles J. Gray	10,505	13,131	10,519	$300,023	$421,633	$75,000	$796,656
Bradford B. Robbins	7,003	8,754	7,013	$200,006	$281,091	$50,003	$531,099
Walter G. Vahey	7,143	8,929	7,153	$204,004	$286,707	$51,001	$541,712

(1)	The values shown for the performance-based RSUs are based on (i) the stochastic “Monte Carlo” simulation method for 50% of the performance-based RSUs with a three-year TSR performance metric and (ii) the stock price on the date of grant for 50% of the performance-based RSUs with a three-year PBIT rate metric. However, the Compensation Committee decided to continue to use the stock price on the date of grant methodology as its calculation of the value of the awards for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. The methodology used by the Compensation Committee creates a 25% lower valuation for the performance-based RSUs with a three-year TSR target and less than a 10% lower valuation for all equity.

The grant date for the 2017 equity grants approved by the Compensation Committee was January 27, 2017. The time-based RSU awards for all employees, including named executive officers, vest in equal amounts annually over four years, commencing on the first anniversary of the date of grant. The performance-based RSUs for 2017 vest on the third anniversary of the grant date with (a) the number of performance-based RSUs that vest based upon the determination of Teradyne’s three-year TSR performance relative to the NYA Index and (b) the number of performance-based RSUs that vest based on three-year cumulative PBIT, in each case, as described above. The stock options vest in equal amounts annually over four years, commencing on the first anniversary of the date of grant, and have a term of seven years from the date of grant.

2017 Determination of Performance Achievement for 2014 Performance-Based RSU Grant

In January 2017, the Compensation Committee reviewed performance against the 2014 performance-based RSU target: a TSR formula measured against the SOX at the end of the three-year performance period (using a 45-day price averaging method at both the beginning and the end of the three-year performance period). On this basis, the Compensation Committee, and independent directors in the case of the Chief Executive Officer, approved the number of the 2014 performance-based RSUs at 30.6% of target which vested in full on January 24, 2017.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2016.

COMPENSATION COMMITTEE

Timothy E. Guertin (Chair)

Daniel W. Christman

Roy A. Vallee

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Executive Compensation Tables

Summary Compensation Table for 2016

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Mark E. Jagiela (8)	2016	$821,000	$239,026	$2,992,877	$328,505	$919,520	$17,559	$13,168	$5,331,655
Chief Executive Officer	2015	$730,660	$172,640	$2,638,701	$292,203	$1,424,788	$(8,771)	$12,916	$5,263,137
	2014	$625,000	$114,038	$2,439,234	$250,004	$887,500	$83,659	$12,589	$4,412,024

Gregory R. Beecher	2016	$485,000	$130,613	$1,311,954	$144,001	$461,720	$—	$61,491	$2,594,779
Vice President, Chief Financial Officer & Treasurer	2015	$485,000	$103,136	$1,239,120	$135,004	$756,600	$—	$50,194	$2,769,054
	2014	$479,251	$76,514	$1,276,718	$130,854	$510,402	$—	$43,231	$2,516,970

Charles J. Gray	2016	$363,693	$91,564	$637,764	$70,002	$290,080	$—	$15,202	$1,468,305
Vice President, General Counsel & Secretary	2015	$365,000	$73,306	$582,482	$64,501	$498,225	$—	$13,623	$1,597,137
	2014	$359,598	$54,130	$610,856	$62,608	$331,909	$—	$13,163	$1,432,264

Bradford B. Robbins	2016	$330,000	$—	$455,550	$50,000	$195,552	$353,122	$2,756	$1,386,980
President, Wireless Test Division	2015	$322,400	$—	$428,966	$47,503	$412,490	$141,961	$2,517	$1,355,837
	2014	$316,200	$—	$460,012	$—	$108,642	$788,656	$2,274	$1,675,784

Walter G. Vahey	2016	$310,000	$78,972	$464,677	$51,002	$269,700	$—	$12,709	$1,187,060
President, System Test Group	2015	$310,000	$64,091	$428,966	$47,503	$358,050	$—	$12,673	$1,221,283
	2014	$300,000	$47,896	$443,941	$45,501	$319,500	$—	$12,267	$1,169,105

(1)	The amounts reported in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly.
(2)	The amounts reported in the “Bonus” column represent amounts earned under the Cash Profit Sharing Plan.
(3)	The amounts reported in the “Stock Awards” column represent the fair value of the time-based and performance-based RSU awards on the date of grant calculated in accordance with FASB ASC Topic 718. The amounts reported in the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2016, 2015, and 2014, respectively: Mr. Jagiela:$3,357,729, $2,939,786, and $2,878,432; Mr. Beecher: $1,471,903, $1,358,212, and $1,506,610; Mr. Gray: $715,516, $648,932, and $720,832; Mr. Robbins: $511,076, $477,904, and N/A; and Mr. Vahey: $521,324, $477,904, and $523,880. The final number of performance-based RSUs awarded in 2015 will be determined by the Compensation Committee and the independent members of the Board upon the completion of the respective three-year performance period pursuant to the TSR formula described above for 2015 awards in “2016 Equity Awards”. The final number of performance-based RSUs awarded in 2016 will be determined by the Compensation Committee and the independent members of the Board upon the completion of the respective three-year performance period pursuant to the TSR and PBIT formulas described above for 2016 awards in “2016 Equity Awards”. Based on the achievement against the performance conditions, the actual value of the performance-based RSUs awarded in 2014 is as follows: Mr. Jagiela: $439,700; Mr. Beecher: $230,152; Mr. Gray: $110,124; Mr. Robbins: N/A; and Mr. Vahey: $80,034. For a discussion of the assumptions underlying this valuation, please see Note O to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2016.
(4)	The amounts reported in the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions underlying this valuation, please see Note O to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2016.
(5)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned under the variable cash compensation program for services performed.
(6)

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of pension benefits accrued. See also the disclosure below in “Retirement and Post-Employment Tables”. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See the “Nonqualified Deferred Compensation Table for 2016”.

(7)	The amounts reported in the “All Other Compensation” column represent the following amounts for 2016 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total-All Other Compensation
Mark E. Jagiela	$10,600	$2,568	$13,168
Gregory R. Beecher	54,421	7,070	61,491
Charles J. Gray	10,600	4,602	15,202
Bradford B. Robbins	—	2,756	2,756
Walter G. Vahey	10,600	2,109	12,709

(8)	Mr. Jagiela was promoted to Chief Executive Officer of the Company effective February 1, 2014.

Grants of Plan-Based Awards Table for 2016

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2016.

	Grant Date	Type of Award (1)		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Jagiela	1/1/2016	VC	(2)	$—	$821,000	$1,642,000	—	—	—	—	—	—	—
	1/29/2016	PRSU	(3)	$—	$—	$—	—	84,535	169,070	—	—	—	$1,678,865
	1/29/2016	RSU	(4)	$—	$—	$—	—	—	—	67,628	—	—	$1,314,012
	1/29/2016	SO	(5)	$—	$—	$—	—	—	—	—	61,982	$19.43	$328,505

Gregory R. Beecher	1/1/2016	VC	(2)	$—	$412,250	$824,500	—	—	—	—	—	—	—
	1/29/2016	PRSU	(3)	$—	$—	$—	—	37,057	74,114	—	—	—	$735,952
	1/29/2016	RSU	(4)	$—	$—	$—	—	—	—	29,645	—	—	$576,002
	1/29/2016	SO	(5)	$—	$—	$—	—	—	—	—	27,170	$19.43	$144,001

Charles J. Gray	1/1/2016	VC	(2)	$—	$259,000	$518,000	—	—	—	—	—	—	—
	1/29/2016	PRSU	(3)	$—	$—	$—	—	18,014	36,028	—	—	—	$357,758
	1/29/2016	RSU	(4)	$—	$—	$—	—	—	—	14,411	—	—	$280,006
	1/29/2016	SO	(5)	$—	$—	$—	—	—	—	—	13,208	$19.43	$70,002

Bradford B. Robbins	1/1/2016	VC	(2)	$—	$247,500	$495,000	—	—	—	—	—	—	—
	1/29/2016	PRSU	(3)	$—	$—	$—	—	12,867	25,734	—	—	—	$255,538
	1/29/2016	RSU	(4)	$—	$—	$—	—	—	—	10,294	—	—	$200,012
	1/29/2016	SO	(5)	$—	$—	$—	—	—	—	—	9,434	$19.43	$50,000

Walter G. Vahey	1/1/2016	VC	(2)	$—	$232,500	$465,000	—	—	—	—	—	—	—
	1/29/2016	PRSU	(3)	$—	$—	$—	—	13,125	26,250	—	—	—	$260,662
	1/29/2016	RSU	(4)	$—	$—	$—	—	—	—	10,500	—	—	$204,015
	1/29/2016	SO	(5)	$—	$—	$—	—	—	—	—	9,623	$19.43	$51,002

(1)	Type of Award:
VC – Variable Cash Compensation
PRSU – Performance-based Restricted Stock Units
RSU – Time-based Restricted Stock Units
SO – Stock Options

(2)	The amounts reported represent the threshold, target and maximum payout levels for the variable cash compensation awards; the actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	The amounts reported represent the target and maximum number of performance-based RSUs granted in 2016. The final number of performance-based RSUs awarded in 2016 will be determined by the Compensation Committee and the independent directors upon the completion of the three-year performance period pursuant to the TSR and PBIT formulas described above in “2016 Equity Awards”.
(4)	The time-based RSUs granted in 2016 vest in equal amounts annually over four years, commencing on the first anniversary of the date of grant.
(5)	The stock options granted in 2016 vest in equal amounts annually over four years, commencing on the first anniversary of the date of grant, and have a term of seven years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table for 2016

The following table sets forth information concerning the outstanding equity awards held by the named executive officers at fiscal year-end, December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark E. Jagiela	27,744	—		$16.23	01/28/18
	29,015	—		$16.95	01/27/19
	38,178	12,726	(1)	$16.56	01/25/20
	22,769	22,769	(2)	$19.16	01/24/21
	16,490	49,470	(3)	$18.10	01/30/22
	—	61,982	(4)	$19.43	01/29/23
						28,080	$713,232	(5)
						91,338	$2,319,985	(6)
						129,151	$3,280,435	(7)
						152,163	$3,864,940	(8)
Gregory R. Beecher	6,936	—		$16.23	01/28/18
	14,508	—		$16.95	01/27/19
	19,704	9,853	(1)	$16.56	01/25/20
	11,917	11,918	(2)	$19.16	01/24/21
	7,618	22,857	(3)	$18.10	01/30/22
	—	27,170	(4)	$19.43	01/29/23
						21,741	$552,221	(5)
						47,807	$1,214,298	(6)
						60,498	$1,536,649	(7)
						66,702	$1,694,231	(8)
Charles J. Gray	3,888	—		$16.95	01/27/19
	4,721	4,721	(1)	$16.56	01/25/20
	5,702	5,702	(2)	$19.16	01/24/21
	3,640	10,920	(3)	$18.10	01/30/22
	—	13,208	(4)	$19.43	01/29/23
						10,419	$264,643	(5)
						22,874	$581,000	(6)
						28,510	$724,154	(7)
						32,425	$823,595	(8)
Bradford B. Robbins	2,680	8,043	(3)	$18.10	01/30/22
	—	9,434	(4)	$19.43	01/29/23
						5,964	$151,486	(5)
						12,005	$304,927	(6)
						20,996	$533,298	(7)
						23,161	$588,289	(8)
Walter G. Vahey	7,472	3,736	(1)	$16.56	01/25/20
	4,144	4,144	(2)	$19.16	01/24/21
	2,680	8,043	(3)	$18.10	01/30/22
	—	9,623	(4)	$19.43	01/29/23
						8,244	$209,398	(5)
						16,624	$422,250	(6)
						20,996	$533,298	(7)
						23,625	$600,075	(8)

(1)	For each named executive officer, the vesting dates for options granted on January 25, 2013 are twenty-five percent (25%) of the options vested on each of January 25, 2014, January 25, 2015 and January 25, 2016 and twenty-five percent (25%) will vest on January 25, 2017.
(2)	For each named executive officer, the vesting dates for options granted on January 24, 2014 are twenty-five percent (25%) of the options vested on each of January 24, 2015 and January 24, 2016 and twenty-five percent (25%) will vest on each of January 24, 2017 and January 24, 2018.
(3)	For each named executive officer, the vesting dates for options granted on January 30, 2015 are twenty-five percent (25%) of the options vested on January 30, 2016 and twenty-five percent (25%) will vest on each of January 30, 2017, January 30, 2018 and January 30, 2019.
(4)	For each named executive officer, the vesting dates for options granted on January 29, 2016 are twenty-five percent (25%) of the options will vest on each of January 29, 2017, January 29, 2018, January 29, 2019, and January 29, 2020.
(5)	For each named executive officer, the vesting dates for RSUs granted on January 25, 2013 are twenty-five percent (25%) of the RSUs vested on each of January 25, 2014, January 25, 2015 and January 25, 2016 and twenty-five percent (25%) will vest on January 25, 2017.
(6)	For each named executive officer, the vesting dates for time-based RSUs granted on January 24, 2014 are twenty-five percent (25%) of the RSUs vested on each of January 24, 2015 and January 24, 2016 and twenty-five percent (25%) will vest on each of January 24, 2017 and January 24, 2018. These RSUs totals include the performance-based RSUs awarded in 2014 at target. The final number of performance-based RSUs awarded in 2014 was determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 24, 2017) pursuant to the performance metric approved by the Compensation Committee for the 2014 grant. The determination of the number of performance-based RSUs awarded in 2014 is described above in “2017 Determination of Performance Achievement for 2014 Performance-Based RSU Grant” and “Summary Compensation Table for 2016”. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 24, 2017).
(7)	For each named executive officer, the vesting dates for time-based RSUs granted on January 30, 2015 are twenty-five percent (25%) of the RSUs vested on January 30, 2016 and twenty-five percent (25%) will vest on each of January 30, 2017, January 30, 2018, and January 30, 2019. These RSUs totals include the performance-based RSUs awarded in 2015 at target. The final number of performance-based RSUs awarded in 2015 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 30, 2018) pursuant to the performance metric approved by the Compensation Committee for the 2015 grant. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 30, 2018).
(8)	For each named executive officer, the vesting dates for time-based RSUs granted on January 29, 2016 are twenty-five percent (25%) of the RSUs will vest on each of January 29, 2017, January 29, 2018, January 29, 2019, and January 29, 2020. These RSUs totals include the performance-based RSUs awarded in 2016 at target. The final number of performance-based RSUs awarded in 2016 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 29, 2019) pursuant to the performance metrics approved by the Compensation Committee for the 2016 grant and described above in “2016 Equity Awards”. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 29, 2019).

Option Exercises and Stock Vested Table for 2016

None of the named executive officers exercised stock options during 2016. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2016; and (2) the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting during 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Jagiela	—	$—	74,860	$1,464,557
Gregory R. Beecher	—	$—	53,892	$1,056,687
Charles J. Gray	—	$—	26,673	$523,343
Bradford B. Robbins	—	$—	18,424	$360,159
Walter G. Vahey	—	$—	16,931	$331,061

Retirement and Post-Employment Tables

Pension Benefits Table for 2016

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Approximately fifty percent (50%) of the employees elected to remain in the

Retirement Plan. One hundred forty-seven current employees continue to accrue benefits in the Retirement Plan and only fourteen in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for any employee, including Mr. Robbins, who participated in both the Retirement Plan and the final average pay variant of the SERP. These employees continue to receive the same retirement benefits, but through the SERP rather than through accruals in the Retirement Plan. Mr. Jagiela is also entitled to benefits under the Retirement Plan but, as of January 1, 2000, is no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan.

There is no provision in the SERP to grant extra years of credited service. To calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in Teradyne’s financial statements for the fiscal year ended December 31, 2016, a discount rate of 3.85% for the Retirement Plan and 3.85% for the SERP.

Similar to most pension plans, Teradyne’s Retirement Plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors which can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2016, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although Messrs. Jagiela and Robbins are no longer accruing additional benefits under the Retirement Plan, each is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, each shows a Change in Pension Value in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Mark E. Jagiela (1)	Retirement Plan	17.61	$290,108
	SERP	—	$—
Gregory R. Beecher	Retirement Plan	—	$—
	SERP	—	$—
Charles J. Gray	Retirement Plan	—	$—
	SERP	—	$—
Bradford B. Robbins (2)	Retirement Plan	30.00	$534,435
	SERP	37.00	$2,103,034
Walter G. Vahey	Retirement Plan	—	$—
	SERP	—	$—

(1)	The years of creditable service for Mr. Jagiela were capped in 1999 with respect to the Retirement Plan.
(2)	The years of creditable service for Mr. Robbins were capped in 2009 with respect to the Retirement Plan.

Nonqualified Deferred Compensation Table for 2016

The Company maintains the Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or

“highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2016.

Name	Executive Contributions in 2016 (1)	Employer Contributions in 2016 (2)	Aggregate Earnings in 2016	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/2016
Mark E. Jagiela	$284,958	$11,398	$77,951	$—	$690,236
Gregory R. Beecher	136,052	43,821	131,269	64,009	2,197,507
Charles J. Gray	—	—	—	—	—
Bradford B. Robbins	—	—	72,190	—	802,388
Walter G. Vahey	—	—	—	—	—

(1)	The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

	Mark E. Jagiela	Gregory R. Beecher	Charles J. Gray	Bradford B. Robbins	Walter G. Vahey
2016	$284,958	$136,052	$—	$—	$—
2015	—	83,538	—	—	—
2014	—	49,772	—	—	—
Prior to 2013	213,240	879,921	—	364,635	—
Total Employee Contributions	$498,198	$1,149,283	$—	$364,635	$—

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of the named executive officers (the “Change in Control Agreements”). Under the Change in Control Agreements, in the event the employment of a named executive officer is terminated without “Cause” or the named executive officer terminates his employment for “Good Reason” (each as defined in the agreement) within two years following a defined change in control of Teradyne, he will receive the following payments and/or benefits:

•	Immediate vesting of all outstanding and unvested equity awards (for performance-based equity awards, the vesting will be calculated assuming payout at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation at the time of termination; and

•	Health, dental and vision plan insurance coverage for two years.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if the two-year non-competition and non-solicitation covenants contained in the Change in Control Agreement are breached.

Mr. Beecher’s Change in Control Agreement, entered into in 2007, provides for a tax gross-up payment in the amount necessary, so that the net amount retained by him (after reduction for (i) any excise tax and (ii) any federal, state or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment. However, as reflected in the table on page 46, had a termination in connection with a change in control occurred on December 31, 2016, no tax gross-up would have been payable to Mr. Beecher. No other Change in Control Agreement includes a provision for a tax gross-up payment.

Other Arrangements

Other than the Chief Executive Officer, none of the named executive officers has a severance agreement. Upon his appointment as Chief Executive Officer in February 2014, Mr. Jagiela entered into a Separation Agreement, the terms of which are set forth in the “Compensation Discussion and Analysis” section of this proxy statement. Teradyne has a standard severance practice under which, the Company may in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The Company provides certain benefits to its retirees. Based on age and service, Messrs. Beecher and Robbins qualify for these broad-based employee benefits. At retirement, they will be eligible to receive a pro-rated amount of variable cash compensation at target through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table lists the present value of accumulated benefits for Messrs. Beecher and Robbins as of December 31, 2016.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments and benefits that would be received by the named executive officers in the event of a termination of employment, had the termination of employment occurred on December 31, 2016. The following table does not reflect payments or benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability and life insurance.

	Reason for Termination (1)	Salary Continuation	Pro-rated Variable Cash Compensation (2)	Benefits Continuation	Value of Accelerated Unvested Equity (3)	Total
Mark E. Jagiela	Change in Control	$3,284,000	$821,000	$41,290	$11,164,333	$15,310,623
	Not for Cause	$3,284,000	$—	$41,290	$8,439,135	$11,764,426
	Disability (4)	$3,284,000	$—	$—	$9,844,005	$13,128,005
	Death	$—	$—	$—	$9,844,005	$9,844,005

Gregory R. Beecher	Change in Control (5)	$1,794,500	$412,250	$38,602	$5,487,929	$7,733,281
	Disability	$—	$—	$—	$4,810,361	$4,810,361
	Death	$—	$—	$—	$4,810,361	$4,810,361

Charles J. Gray	Change in Control	$1,258,000	$259,000	$41,665	$2,629,273	$4,187,938
	Disability	$—	$—	$—	$2,304,559	$2,304,559
	Death	$—	$—	$—	$2,304,559	$2,304,559

Bradford B. Robbins	Change in Control	$1,155,000	$185,625	$27,436	$1,693,035	$3,061,097
	Disability	$—	$—	$—	$1,668,859	$1,668,859
	Death	$—	$—	$—	$1,668,859	$1,668,859

Walter G. Vahey	Change in Control	$1,085,000	$232,500	$38,977	$1,940,069	$3,296,546
	Disability	$—	$—	$—	$1,704,014	$1,704,014
	Death	$—	$—	$—	$1,704,014	$1,704,014

(1)	None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or other payment in the event such named executive officer voluntarily terminates his or her employment with Teradyne without “Good Reason” or if the employment of that named executive officer is terminated by Teradyne for cause.
(2)	The amounts reported in this column for Change in Control represent pro-rated variable cash compensation at target for each of the named executive officers.
(3)	The Change in Control amounts represent the value of the non-performance based restricted stock and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control. Amounts for Death or Disability represent pro-rated value of the performance based restricted stock, and full value of non-performance based restricted stock and the in-the-money value of stock options that would accelerate upon death or disability. Mr. Jagiela’s amount upon termination of employment by the Company Not for Cause represents the value of the performance based restricted stock that would continue to vest for 36 months, and non-performance based restricted stock and the in-the-money value of stock options that would continue to vest for 24 months.
(4)	Mr. Jagiela is eligible to receive a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment.
(5)	Mr. Beecher has the only Change in Control Agreement which provides for a tax gross-up payment as described in the above “Change in Control Agreements” section. No tax gross-up would have been payable to Mr. Beecher if he was terminated in connection with a change in control on December 31, 2016.

OTHER MATTERS

Shareholder Proposals for 2018 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2018 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2018 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2018 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2018 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than November 30, 2017.

It is suggested that shareholders submit their proposals either by courier or Certified Mail – Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Teradyne, Inc. C/O Broadridge Corporate Solutions, Inc P O Box 1342 Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
1a	Michael A. Bradley	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
1b 1c 1d 1e 1f 1g 1h	Daniel W. Christman Edwin J. Gillis Timothy E. Guertin Mark E. Jagiela Mercedes Johnson Paul J. Tufano Roy A. Vallee	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐

3     To approve, in a non-binding, advisory vote, that the frequency of an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement is every year, every two years, or every three years.

						☐	☐	☐	☐
					The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
					4 To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2

To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables”.

		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com

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TERADYNE, INC. Annual Meeting of Shareholders May 9, 2017 10:30 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) MARK E. JAGIELA and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:30 AM, EST on May 9, 2017, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side